UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 2016

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55624	35-2506937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Letter Agreement

On December 16, 2016, American Realty Capital Global Trust II, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with American Realty Capital Global II Advisors, LLC (the “Advisor”), the Company’s advisor, and AR Global Investments, LLC (“AR Global”), the parent of the Advisor, in relation to the Advisor’s reimbursement of certain organization and offering costs incurred by the Company in its initial public offering (the “IPO”) that exceeded 2.0% of gross offering proceeds in the IPO. As previously disclosed, the IPO was suspended in November 2015 and lapsed in accordance with its terms in August 2016 and, accordingly, the Company’s board of directors and the Advisor have been engaged in discussions regarding the payment of such excess organization and offering costs totaling $6.3 million (the “Excess Amount”). The Letter Agreement was negotiated on behalf of the Company, and approved, by the independent directors of the Company.

The Letter Agreement provides for reimbursement of the Excess Amount to the Company through (1) the tender of 66,344 Class B units of limited partnership interest of American Realty Capital Global Trust II Operating Partnership, L.P., the Company’s operating partnership, previously issued to the Advisor as payment in lieu of cash for its provision of asset management services, and (2) the payment of the balance of the Excess Amount in equal cash installments over an eight month period.  The balance of the Excess Amount to be repaid will be determined using a valuation for each Class B unit of (i) if the merger (the “Merger”) of the Company into a subsidiary of Global Net Lease, Inc. (“GNL”) is consummated, 2.27 times the 30-day volume weighted average price of each share of common stock of Global Net Lease, Inc. on the date of the consummation of the Merger, or (ii) if the Merger is terminated, $22.50 (the price at which the Class B units were initially issued to the Advisor reflecting the IPO purchase price minus selling commissions and fees).

AR Global has unconditionally and irrevocably guaranteed the Advisor’s obligations to repay the monthly installments.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated December 16, 2016, by and among American Realty Capital Global Trust II, Inc., American Realty Capital Global II Advisors, LLC and AR Global Investments, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date: December 16, 2016	By:	/s/ Scott J. Bowman
Scott J. Bowman Chief Executive Officer and President